Exhibit 99.1

Anika Therapeutics to Acquire Parcus Medical and Arthrosurface

Accelerates Revenue Growth through Broadened Joint Preservation and Restoration Product Portfolio, Enhances Commercial Capabilities, and Expands Pipeline

Conference Call & Webcast January 8 at 8:30 a.m. ET

BEDFORD, Mass.--(BUSINESS WIRE)--January 6, 2020--Anika Therapeutics, Inc. (NASDAQ: ANIK), a global, integrated joint preservation and regenerative therapies company with products leveraging its proprietary hyaluronic acid (HA) technology platform, today announced it has signed agreements to acquire Parcus Medical, a leading, privately-held sports medicine company, and Arthrosurface, a leading, privately-held provider of joint surface and preservation solutions for active patients.

“We are very excited about these acquisitions, which are consistent with Anika’s commitment to expanding our portfolio into replacement and regenerative therapies for joint preservation and restoration,” said Joseph Darling, President and Chief Executive Officer of Anika Therapeutics. “These acquisitions will significantly enhance our commercial capabilities and infrastructure, diversify our revenue mix and expand our product portfolio and pipeline. Parcus Medical provides direct access to the high-growth ambulatory surgery center market, which will enable Anika to source new revenue streams, and Arthrosurface has an innovative product pipeline and an established direct hybrid sales model, which will accelerate our product platform strategy. Importantly, we are confident that these acquisitions, together with our existing product portfolio, will solidify Anika’s position in the $7 billion sports and regenerative medicine market and strengthen our ability to deliver better patient experiences and drive sustained revenue growth that will ultimately enhance value for shareholders.”

The company expects the Parcus Medical and Arthrosurface acquisitions to drive growth by:

  Broadening Anika's product portfolio into joint preservation and restoration;
  Adding high-growth and diversified revenue streams;
  Strengthening its commercial capabilities with approximately 40 direct sales representatives and approximately 150 distributors in the U.S., as well as more than approximately 70 international distributors; and
  Expanding its product pipeline and research and development expertise.

Parcus Medical Acquisition

Parcus Medical has a diverse product family that helps facilitate surgical procedures on the shoulder, knee, hip and distal extremities. The acquisition of Parcus Medical will significantly expand Anika’s offerings into the fast-growing ambulatory surgical center (ASC) market. The Parcus Medical executive team, led by President Mark Brunsvold, will join Anika and continue to lead the Parcus Medical business.

“Together with Anika, we will continue our efforts to capitalize on the growing ASC market and reach more orthopedic surgeons with the products they rely on to care for patients,” said Mark Brunsvold, President of Parcus Medical. “We founded Parcus Medical with the belief that the future of healthcare would require a new balance between innovation, cost and product delivery. As we enter the next chapter for our company, we look forward to working closely with Joe and the Anika leadership team to continue to drive innovation across our portfolio.”

Under the terms of the agreement, Anika will acquire all outstanding membership interests of Parcus Medical in exchange for an upfront payment of approximately $35 million in cash from the company’s existing balance sheet, subject to customary closing adjustments. In addition, Parcus Medical unitholders will be eligible to receive an additional $60 million contingent upon the successful achievement of certain commercial milestones. Parcus Medical is expected to generate approximately $12 million to $13 million of revenue for the full year of 2019, an increase of approximately 15 percent compared to the prior year.

Arthrosurface Acquisition

Arthrosurface’s product portfolio includes more than 150 different surface implant curvatures for the knee, shoulder, hip, ankle, wrist and toe that are designed to treat upper and lower extremity orthopedic conditions caused by trauma, injury and arthritic disease. The Arthrosurface executive team, led by President and Chief Executive Officer Steven Ek, will join Anika and continue to lead the Arthrosurface business innovation.

“Joining Anika will provide our team a larger platform and greater resources to bring innovative solutions to market and support healthcare professionals to provide better care to patients seeking treatments that will help them stay active and pain-free,” said Steven Ek, President and Chief Executive Officer of Arthrosurface. “Since our founding, we have treated more than 100,000 patients and we now have over 5,000 surgeons using our products across more than 25 countries. We are confident that this transaction will position our pipeline for success and help us extend our leadership in sports medicine.”

Under the terms of the agreement, Anika will acquire all outstanding shares of Arthrosurface in exchange for an upfront payment of approximately $60 million in cash from the company’s existing balance sheet, subject to customary closing adjustments. In addition, Arthrosurface shareholders will be eligible to receive an additional $40 million contingent upon successful achievement of certain regulatory and commercial milestones. Arthrosurface is expected to generate approximately $28 million to $30 million of revenue for the full year of 2019, an increase of approximately 10 percent compared to the prior year.

Additional Details

The transactions are subject to approval by the unitholders of Parcus Medical and the shareholders of Arthrosurface, and Anika anticipates both acquisitions will close in the first quarter of 2020, subject to customary closing conditions.

SVB Leerink LLC acted as exclusive financial advisor to Anika and Sullivan & Cromwell LLP acted as Anika’s legal counsel in connection with the transactions.

Conference Call Information

Anika’s management will hold a conference call and webcast to discuss the acquisitions on Wednesday, January 8 at 8:30 a.m ET to allow Anika’s President and CEO to recover from a brief bout with laryngitis. The conference call can be accessed by dialing 1-855-468-0611 (toll-free domestic) or 1-484-756-4332 (international). A live audio webcast will be available in the "Investor Relations" section of Anika’s website, www.anikatherapeutics.com. An accompanying slide presentation may also be accessed via the Anika website. A replay of the webcast will be available on Anika’s website approximately two hours after the completion of the event.

About Parcus Medical

Parcus Medical, LLC. is focused on providing implant and instrumentation solutions used by surgeons to repair and reconstruct damaged ligaments and tendons due to sports injuries, trauma and disease. Founded in 2007, Parcus has created more than 400 products, manufactured in its Sarasota, Florida facilities, that have helped surgeons restore the function, mobility and health of the patients they serve, in countries around the world. To see Parcus Medical’s ever-expanding list of innovative products, please visit www.parcusmedical.com.

About Arthrosurface

Arthrosurface, Inc. is a global leader in joint preservation technology, manufacturing less invasive joint replacements that are clinically proven to help patients stay active by increasing range of motion and reducing pain. The company’s product portfolio features more than 150 different surface implant curvatures for the knee, shoulder, hip, ankle, wrist and toe that are designed to treat upper and lower extremity orthopedic conditions caused by trauma, injury and arthritic disease. More than 100,000 patients have been treated with Arthrosurface implants since the company was founded in 2002. Arthrosurface markets and distributes its products in the United States and around the world, with more than 5,000 surgeons currently using Arthrosurface products in more than 25 countries. For more information about Arthrosurface, please visit www.arthrosurface.com.

About Anika Therapeutics, Inc.

Anika Therapeutics, Inc. (NASDAQ: ANIK) is a global, integrated joint preservation and regenerative therapies company based in Bedford, Mass. Anika is committed to delivering therapies to improve the lives of patients across a continuum of care from osteoarthritis pain management to joint preservation and restoration. The company has more than two decades of global expertise commercializing more than 20 products based on its proprietary hyaluronic acid (HA) technology platform. For more information about Anika, please visit www.anikatherapeutics.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, concerning, but not limited to, the acquisition of ArthroSurface and Parcus Medical and the effects of the two acquisitions. The Securities and Exchange Commission ("SEC") encourages companies to disclose forward-looking statements so that investors can better understand a company’s future prospects and make informed investment decisions. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not rely on any of these forward-looking statements. Forward-looking statements can be identified by such words as "will," "likely," "may," "believe," "expect," "anticipate," "intend," "seek," "designed," "develop," "would," "future," "can," "could," and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans, and objectives are forward-looking statements. Factors that could cause or contribute to changes in such forward-looking statements include, but are not limited to (i) failure to realize the anticipated benefits of the acquisitions, (ii) unexpected expenditures or assumed liabilities that may be incurred as a result of the acquisitions, (iii) loss of key employees or customers following the acquisitions, (iv) unanticipated difficulties in conforming business practices, including accounting policies, procedures, internal controls, and financial records of ArthroSurface and Parcus Medical with the Company, (v) inability to accurately forecast the performance of ArthroSurface and Parcus Medical resulting in unforeseen adverse effects on the Company’s operating results, (vi) failure to satisfy the conditions to the completion of the acquisitions on the anticipated schedule, or at all, and (vii) synergies between ArthroSurface or Parcus Medical and the Company being estimates which may be materially different from actual results.

Please refer to the factors set forth under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC, as may be amended or supplemented in subsequently filed Quarterly Reports on Form 10-Q for important factors that we believe could cause actual results to differ materially from those in our forward-looking statements. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

Contacts

For Investor Inquiries:
Anika Therapeutics, Inc.
Sylvia Cheung, 781-457-9000
Chief Financial Officer
investorrelations@anikatherapeutics.com

For Media Inquiries:
W2O Group
Jeremy Berrington, 312-241-1995
jberrington@w2ogroup.com